                    Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Enstar Group Limited:

We consent to the incorporation by reference in the registration statements No. 333-149551, 333-148863, 333-148862, 333-141793 and 333-212131 on Form S-8 and registration statements No. 333-195562, 333-198718 and 333-215144 on Form S-3 of Enstar Group Limited of our reports dated February 27, 2017, with respect to the consolidated balance sheets of Enstar Group Limited as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and financial statement Schedules I, II, III, IV, V and VI, as of December 31, 2016 and 2015 and for each of the three years in the three year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Enstar Group Limited.

/s/ KPMG Audit Limited

Hamilton, Bermuda
February 27, 2017